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                       Thermo Electron Corporation
                             81 Wyman Street
                     Waltham, Massachusetts 02454-9046


                                      July 7, 2000


BY EDGAR AND FACSIMILE (202) 942-9585

Securities and Exchange Commission
450 Fifth Street, N.W.
Judiciary Plaza
Washington, D.C. 20549

Attention: Michael K. Ferraro, Esq.

     Re: Thermo Electron Corporation - Merger with Thermo Ecotek Corporation Registration Statement on Form S-4
           File No. 333-36544
           Request for Acceleration
           ------------------------

Ladies and Gentlemen:

     Thermo Electron Corporation hereby withdraws the acceleration request submitted on July 7, 2000 with respect to the above-referenced registration statement.


                                      Very truly yours,

                                      THERMO ELECTRON CORPORATION


                                      By: /s/ Megan N. Gates
                                          -----------------------
                                          Megan N. Gates
                                          Associate General Counsel